Exhibit 99.1

Contact:

William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE NAMES PETER LAWRENCE CHIEF OPERATING OFFICER

Woburn, MA, October 8, 2007 – ArQule, Inc. (Nasdaq: ARQL) today announced that Peter S. Lawrence has been appointed chief operating officer. Mr. Lawrence was previously executive vice president, chief business officer and general counsel of ArQule. He will continue to report to Dr. Stephen A. Hill, president and chief executive officer of the Company.

“I am extremely pleased to announce Peter Lawrence’s new position at ArQule,” said Dr. Hill. “ArQule has successfully evolved into a sustainable, oncology-focused research and development company, and Peter’s contributions, including the negotiation of an Asian partnership for ARQ 197 with Kyowa Hakko, have been instrumental in this regard. Our products are continuing to advance in the clinic, and as we have begun to pursue further growth as an oncology therapeutics company, he has been taking on increased operational responsibilities. This appointment therefore recognizes his success and formalizes his focus in this area.”

Prior to ArQule, Mr. Lawrence was a general partner of Pod Holding Ltd., a $100 million international venture capital firm in Boston of which he was a founding partner in 2001. Previously, Mr. Lawrence was a partner at Mintz, Levin, Cohn, Ferris Glovsky and Popeo, P.C., where he practiced from 1991 to 2001. Mr. Lawrence worked at Gaston & Snow from 1989 to 1991, in the firm’s Corporate Law Department. He holds a Bachelor’s degree from Amherst College and a J.D. from Boston University School of Law.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms: Cancer Survival Protein modulation and Activated Checkpoint Therapy® (ACT). The Cancer Survival Protein modulation platform has generated a clinical-stage product that mediates its effects by inhibiting the activity of a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis. The ACT platform is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F-1 pathway, is partnered with Hoffman-La Roche. For more information, please visit www.arqule.com.

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